                                                                    Exhibit 2.14

                           MEMORANDUM OF UNDERSTANDING

By this Memorandum of Understanding ("the Memorandum"), prepared on October 22, 1999,

the party of the first part,

TAETEL, S.L. a company established and operating according to the laws of Spain, with principal place of business at Calle Beatriz de Bobadilla 3, Madrid, Spain, herein represented by Mr. Rafael Garcia Diez de Lastre ("Taetel");

and the party of the second part,

MLSP - Comercio e Participacoes Ltda., a limited-liability company duly organized and operating pursuant to the laws of the Federative Republic of Brazil, with principal place of business at Rua Coronel Camisao 237/601 in the Higienopolis district of the city of Porto Alegre, State of Rio Grande do Sul, Corporate Taxpayer Identification No. 02.429.422/0001-02, with Articles of Association duly recorded with the Commercial Registry of the State of Rio Grande do Sul on March 24, 1998 under No. 43.203.726.761, herein represented by its managing partners Sergio Cristovao Pretto, a Brazilian citizen, married, an electronic engineer, holder of Identity Card RG No. 8000873409 SSP-RS, Individual Taxpayer No. 250.408.980-53, residing and domiciled in the city of Porto Alegre, Rio Grande do Sul at Rua Coronel Camisao 237, Apt. 601, and Marcelo Pavao Lacerda, a Brazilian citizen, divorced, an electronic engineer, holder of Identity Card RG No. 4007554423 SSP-RS, Individual Taxpayer No. 333.979.450-20, residing and domiciled in the city of Porto Alegre, Rio Grande do Sul, at Rua Dr. Vale, 605, Apt. 202-B ("MLSP").

SILVIA NORA BERNO DE JESUS, a Brazilian citizen, married, a systems analyst, holder of Identity Card RG No. 5002912995 SSP-RS, Individual Taxpayer No. 164.176.400-78, residing and domiciled in the city of Porto Alegre, Rio Grande do Sul at Rua Felicissimo Azevedo 423, Apt. 401 ("Silvia");

MARCELO PAVAO LACERDA, a Brazilian citizen, divorced, an electronic engineer, holder of Identity Card RG No. 4007554423 SSP-RS, Individual Taxpayer No. 333.979.450-20, residing and domiciled in the city of Porto Alegre, Rio Grande do Sul, at Rua Dr. Vale, 605, Apt. 202-B ("Marcelo"); and

SERGIO CRISTOVAO PRETTO, a Brazilian citizen, married, an electronic engineer, holder of Identity Card RG No. 8000873409 SSP-RS, Individual Taxpayer No. 250.408.980-53, residing and domiciled in the city of Porto Alegre, Rio Grande do Sul at Rua Coronel Camisao 237, Apt. 601, ("Sergio");

Taetel, MLSP, and Silvia are each hereinafter designated individually as a "Party" and together as "Parties," and Marcelo and Sergio are hereinafter designated as "Consenting Intervenors;"

(i) WHEREAS MLSP and Silvia are shareholders in Terra Networks Brasil S.A. (the new corporate name of Nutec Informatica S.A.), a corporation with principal place of business in Porto Alegre, state of Rio Grande do Sul, at Rua Silverio 1111, Corporate Taxpayer Identification No. 91.088.328/0001-67 (hereinafter "Terra Brasil"), MLSP owning 102,197 shares of common stock, presently representing approximately 3 percent of the total capital of Terra Brasil, and Silvia owning 34,066 shares of preferred stock, presently representing approximately 1 percent of the total capital of Terra Brasil;

(ii) WHEREAS Telefonica Interactiva Brasil Ltda., a limited-liability company whose principal place of business is in the city and state of Sao Paulo at Rua da Consolacao, 247, 6th floor, Room 28-A, Corporate Taxpayer Identification No. 03.185.736/0001-70 ("TIB") owns 3,270,303 shares of Terra Brasil, of which 3,221,301 are shares of common stock and 49,002 are shares of preferred stock, presently representing approximately 96 percent of the total capital of Terra Brasil;

(iii) WHEREAS on June 15, 1999, TIB, MLSP, and Silvia signed a Shareholders Agreement that entered into force on August 5, 1999, establishing rules governing their mutual relationships as shareholders of Terra Brasil and conditions related to the transfer of their respective holdings in Terra Brasil (hereinafter "Shareholders Agreement");

(iv) WHEREAS, furthermore, any entity that directly or indirectly controls Terra Brasil could, between now and December 31, 1999, implement a process of public distribution of shares through an Initial Public Offering ("IPO").

(v) WHEREAS, taking into consideration the possibility mentioned in WHEREAS (iv) above, on August 5, 1999, TIB, MLSP and Silvia signed an Addendum to the Shareholders' Agreement ("Addendum"), a document used to reformulate the rights and obligations relating to the issuance and public distribution of shares through an IPO, on which occasion mechanisms were established to make it feasible for MLSP and Silvia to acquire an interest in whatever company participates in the IPO process;

(vi) WHEREAS the Parties wish to stipulate the mechanisms to be used to implement the operation provided for in the Addendum;

NOW, THEREFORE the parties execute this Memorandum of Understanding according to the terms and conditions stipulated below:

1. The Agreed Transaction. The Parties acknowledge that between now and December 31, 1999, any company that directly or indirectly controls Terra Brasil, notably a company within the economic group of Terra Networks, S.A. (new corporate name of Telefonica Interactiva S.A.), could implement a process of issuance and public distribution of its shares in a country to be determined (hereinafter the "IPO Company").

1.1 The Parties further acknowledge that at the time of the execution of the Addendum, MLSP and Silvia agreed irrevocably and irreversibly to purchase shares in the IPO Company at the institutional price of the shares issued via the IPO, and in accordance with Clause 3 of this Memorandum.

1.2 In order that MLSP and Silvia may use the shares they hold in Terra Brasil to effectively purchase shares in the IPO Company, it was agreed in the Addendum that the controlling shareholder of TIB, or a company designated by same, would remit ten million United States dollars (US$10,000,000) for direct investment in a Brazilian company, which company would be obliged to purchase shares of the IPO Company with the intention of effecting a purchase and sale of shares with MLSP and Silvia. It is hereby agreed that for purposes of executing the transaction here agreed to, the Brazilian company to be used for the purposes described in this Clause 1.2 shall be Segovia Participacoes Ltda., a limited-liability company whose principal place of business is at Rua da Consolacao 247, 6th floor, Room 27-A, Corporate Taxpayer Identification No. 03.199.518/0001-94 ("Segovia").

2. Rights and Obligations of Taetel

2.1 Under the terms of this Memorandum, Taetel agrees to remit to Brazil the sum of ten million United States dollars (US$10,000,000.00), which sum shall be used for direct investment in Segovia. Taetel further agrees to cause Segovia to obtain from the Central Bank of Brazil the necessary authorizations for purchase of shares in the IPO Company at the agreed price pursuant to Clause 3.2.3(b) of the Shareholders Agreement.

2.2 The shares acquired by Segovia in the IPO Company shall subsequently be sold to MLSP and Silvia for the equivalent of US$10,000,000.00 as provided in Clause
2.3 of this Memorandum, with due regard for compliance with the provision of Clause 3 of this Memorandum.

2.3 MLSP and Silvia acknowledge that Taetel, acting either directly or through Segovia, has the right to elect, at its sole discretion, to perform its obligations under this Memorandum, in return for actual payment of the contracted price, using new shares, i.e., shares distributed to the public through the IPO process, or old shares of the IPO Company already existing prior to the IPO process.

      2.3.1 At any rate, Taetel's obligation to deliver shares in the IPO Company, through Segovia, can be deemed enforceable only after the necessary authorizations have been obtained, both from the Central Bank of Brazil and from the Brazilian securities and exchange commission or similar body, to negotiate shares of the IPO Company that are traded privately on the exchanges, and said obligation will only be implemented simultaneously with the delivery of the shares that MLSP and Silvia hold in Terra Brasil.

3. Rights and Obligations of MLSP and Silvia

3.1 Under this Memorandum, MLSP and Silvia agree to purchase the shares in the IPO Company that are acquired by Segovia pursuant to Clause 2.1 of this Memorandum, for the equivalent of ten million United States dollars (US$10,000,000.00), using as base the institutional offer price of the shares in the IPO process, converted from the Euro to United States dollars at the average exchange rate prevailing on the day prior to the date of the IPO. That sum shall be paid to Segovia using the shares that MLSP and Silvia hold in Terra Brasil.

4. Voting Agreement The Parties agree that the purchase and sale agreement will provide that MLSP and Silvia be required to exercise their respective voting rights on all IPO Company matters put for decision in a uniform manner and always in harmony with the vote cast by the controlling shareholder of the IPO Company, or a company it designates.

5. The Parties agree that all the terms and conditions agreed to in this Memorandum link the payment of the price by MLSP and Silvia for purchase of shares in the IPO Company to the completion of the IPO process and to the full-fledged admission of the shares in the IPO Company for trading on Spanish stock exchanges and on the NASDAQ.

6. The Parties agree that if the IPO process is not implemented by the IPO Company by December 31, 1999, the terms previously agreed to in the Shareholders Agreement will remain in force between TIB, MLSP and Silvia, and the terms and conditions assumed under this Memorandum will be disregarded.

7. The Parties hereby commit themselves to signing all the instruments, applications, forms, powers of attorney or any other document necessary to the accomplishment of the Agreed Transaction.

8. The Parties acknowledge that this Memorandum does not represent consummation of the Agreed Transaction or any other arrangement contemplated herein, but that the Parties are mutually bound to comply with what is stipulated in this Memorandum.

9. The Parties further commit not to disclose any of the terms and conditions contained in this Memorandum, and not to reveal any other information pertaining to the IPO Company or Terra Brasil that they may have learned by virtue of their compliance with the provisions of this Memorandum without prior written consent of Taetel, except for publicity essential to implementing the IPO process.

10. All notices, notifications, correspondence, requests and communications related to this Memorandum shall be deemed valid and effective only if made in writing and delivered in person against receipt, or sent by mail with return receipt provided, or by fax, to the addresses and telephone numbers given below, as well as to the individuals whose names appear below:

For TAETEL:

TAETEL, S.L.
Attn: Mr. Rafael Garcia Diez de Lastre
Address: Calle Beatriz de Bobadilla 3, Madrid, Spain
Fax: (34-91) 452-3147

      cc: Machado, Meyer, Sendacz and Opice Attorneys
          Attn: Moshe B. Sendacz
          Address: Rua da Consolacao 247, 4th floor, Sao Paulo, Brazil
          Fax: (11) 3150 7071

For Silvia Nora Berno de Jesus:

Rua Felicissimo Azevedo 423, Apt. 401
Porto Alegre/RS
Attn: Silvia Nora Berno de Jesus
Fax: (051) 218-8203

For MLSP:

MLSP - Comercio e Participacoes Ltda.
c/o Terra Networks Brasil S.A.
Rua Florida, 1821, 12th floor, Brooklin
04565-001 Sao Paulo, SP
Attn: Marcelo Lacerda
Fax: (011) 5505-1918

11. The Parties elect the Central Court of the Judicial District of the capital of the State of Sao Paulo to resolve any and all questions arising out of this Memorandum, being favored over any other, however privileged.

12. The Parties hereby represent that they have been properly authorized to execute this Memorandum, pursuant to their company documents.

13. No change to this Memorandum shall be considered valid and enforceable unless it is made in writing and contains the signatures of all the Parties.

This Memorandum is executed in four (4) counterparts of equal tenor and for the same purpose, each of which being considered as an original, but all of them together constituting a single document for all intents and purposes of law.

      Sao Paulo, October 22, 1999

TAETEL                                        Silvia Nora Bueno de Jesus

________________________________              [s] ______________________________
Rafael Garcia Diez de Lastre

MLSP COMERCIO E PARTICIPACOES LTDA.

[s] _________________________________         [s] ______________________________
Marcelo Pavao Lacerda                               Sergio Cristovao Pretto
Managing Partner                                    Managing Partner


AS CONSENTING INTERVENORS:

[s] _________________________________         [s] ______________________________
Marcelo Pavao Lacerda                               Sergio Cristovao Pretto


WITNESSES:
[s] _____________________________________     [s] ______________________________
Name: Marco Armonio B. Disani                 Name: Danilo Marques Dias Lombardi
RG: 25.269.770-9 SSP/SP                       RG: 27.066.059-8 SSP/SP